Hostess Brands, Inc. Announces Strong Third Quarter 2021 Financial Results
Ten Percent Net Revenue Growth Signaling Continued Momentum
Raises 2021 Net Revenue Guidance
Announces Chief Financial Officer Departure
LENEXA, KS, November 9, 2021 - Hostess Brands, Inc. (NASDAQ: TWNK) (the “Company”, “we”, “our”) today reported its financial results for the three and nine months ended September 30, 2021.

“Our solid momentum continued in the third quarter enabling us to exceed our top and bottom-line expectations. Third quarter sales increased by 10% as strong execution across our retail network and exciting innovation generated meaningful volume growth in both Hostess® and Voortman® branded portfolios. I am proud of the way in which our team is performing in a dynamic and challenging operating environment as productivity initiatives and higher price realization offset rising inflation allowing us to maintain our attractive margin structure,” commented Andy Callahan, the Company’s President and Chief Executive Officer.

He continued, “We are raising our full-year net revenue guidance while maintaining our EBITDA and EPS outlook as we continue to invest in our capabilities, advertising and marketing to generate top-tier growth and shareholder value over the long-term.”

Third Quarter 2021 Financial Highlights1

▪Net revenue of $288.0 million increased 10.4% from the same period last year, reflecting strong Hostess® and Voortman® branded growth across multiple channels.
▪Gross profit increased 8.6% to $99.0 million. On an adjusted basis, gross profit increased 8.9% to $99.3 million, or 34.5% of net revenues, as higher volume, favorable product mix, pricing and productivity offset rising inflation.
▪Net income was $26.2 million or $0.19 per diluted share. Adjusted net income increased 14.2% to $28.9 million and resulted in adjusted EPS of $0.21 compared to $0.19 in the prior year period.
▪Adjusted EBITDA increased 7.6% to $64.8 million, or 22.5% of net revenue, as higher gross profits were partially offset by higher advertising and marketing spend.
▪Cash and cash equivalents were $228.1 million as of September 30, 2021. Net leverage ratio declined to 3.3x driven by improved operating cash flow.
▪Raising full year 2021 guidance for net revenue growth to 9.0% - 10.0% and reiterating adjusted EBITDA and adjusted EPS guidance of $260 million - $268 million and $0.83 - $0.87.

Other Highlights

▪Hostess manufacturer point-of-sale (“POS”) increased 13.7% and its share of the Sweet Baked Goods category increased by 179 basis points to 21.6% driven by solid core performance and strong contribution from new product innovation, including Hostess® Baby Bundts and Hostess® Muff'n Stix.
▪Voortman® branded POS grew 20.5% reflecting expanded distribution and robust consumer demand.
▪Pricing actions taken through third quarter benefited quarterly margins and this positive impact is expected to increase through the fourth quarter.
▪Completed cashless settlement of remaining warrants in early November, simplifying the Company's capital structure. Total warrants exercised during the year resulted in the issuance of 10.7 million shares, which is factored into our 139 million average shares outstanding estimate for the full year.
▪Repurchased $50 million of shares year-to-date under our previously authorized $100 million share repurchase authorization.

1This press release contains certain non-GAAP financial measures, including adjusted net revenue, adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income margin and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2020. All measures of market performance contained in this press release, including point of sale and market share include all Company branded products within the SBG category as reported by Nielsen but do not include other products sold outside of the SBG category. All market data in this press release refer to the thirteen-week period ended October 2, 2021 and reflects a scheduled one-week shift in current and prior-year reporting periods performed by Nielsen in April 2021 to better coincide with calendar periods. The Company's leverage ratio is net debt (total long-term debt less cash) divided by the trailing twelve months adjusted EBITDA.

Guidance and Outlook

The Company is raising its full year 2021 net revenue guidance from 7.5% - 9.0% to 9.0% - 10.0%. The updated guidance is as follows:

Updated Guidance
Adjusted net revenue growth	9.0% - 10.0%
Adjusted EBITDA	$260 - $268 million
Adjusted EPS (diluted)	$0.83 - $0.87*
Leverage ratio	~3x
Capital expenditures	$60 - $65 million
Effective tax rate	27.5%
*Based on weighted average shares outstanding of 139 million.

The Company provides guidance only on a non-generally accepted accounting principles (non-GAAP) basis and does not provide a reconciliation of the Company's forward-looking financial expectations to the most directly comparable GAAP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for deferred taxes, remeasurement of the tax receivable agreement, and other non-operating gains or losses reflected in the Company's reconciliation of historic non-GAAP financial measures, the amount of which could be material. Please refer to the Reconciliation of Non-GAAP Financial Measures included in this press release for further information about the use of these measures.

Third Quarter 2021 Compared to Third Quarter 20201

Net revenue was $288.0 million, an increase of 10.4%, or $27.1 million, compared to $260.9 million. Net revenue growth was primarily driven by sweet baked goods net revenue, which increased $24.7 million or 10.6%. This growth was led by gains in the club, dollar, convenience, drug and grocery channels with continued momentum of single-serve products driving favorable product mix. Cookies net revenue of $29.2 million increased 9.0% or $2.4 million due to expanded distribution and strong point of sale growth.

Gross profit was $99.0 million, or 34.4% of net revenue compared to 35.0% in the same period last year. Adjusted gross profit margin of 34.5% declined from 35.0% in the same period last year due to transportation and input cost inflation partially offset by favorable product mix, pricing actions and productivity initiatives. Adjusted gross profit increased 8.9% on higher volume and expanded distribution.

Operating income was $46.6 million. Adjusted operating income of $49.4 million increased 13.3% from the same period last year as higher gross profit was partially offset by higher advertising and marketing spending to support top-line growth.
Adjusted EBITDA of $64.8 million, or 22.5% of adjusted net revenue, increased 7.6% from the same period last year driven by strong Hostess® branded volume and favorable product mix. Depreciation and amortization expense declined $1.7 million to $12.8 million while share-based compensation expense increased $0.5 million to $2.6 million in the quarter.
The Company's effective tax rate was 27.4% compared to 19.3% in the prior year. The prior year period's effective tax rate reflected a $2.3 million non-taxable gain on change in fair value of warrant liabilities. The effective tax rate, excluding discrete items was 26.7% in the current quarter.
Net income was $26.2 million consistent with the prior year period. Adjusted net income of $28.9 million increased 14.2% from the same period last year. Diluted EPS was $0.19. Adjusted EPS was $0.21 compared to $0.19 in the prior year period as higher income was partially offset by higher share dilution from the warrants.
Cash from operations for the nine months ended September 30, 2021 was $147.6 million compared to $108.0 million for the same period last year. Operating cash flow benefited from increased profitability as well as lapping prior-year costs related to the integration and conversion of Voortman's operations, partially offset by an increase in working capital.
1This press release contains certain non-GAAP financial measures, including adjusted net revenue, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted EBITDA, adjusted EBITDA margin and adjusted earnings per share (“EPS”). Please refer to the schedules in the press release for reconciliations of non-GAAP financial measures to the comparable GAAP measure. Unless otherwise stated, all comparisons of financial measures in this press release are to the third quarter of 2020.

Management Changes
The Company also announced that Brian T. Purcell, Executive Vice President, Chief Financial Officer, resigned from the Company, effective November 9, 2021 and that the Company’s Board of Directors has appointed Michael J. Gernigin, the Company’s Senior Vice President and Corporate Controller, as the Company’s Chief Accounting Officer and Interim Chief Financial Officer until a permanent successor has been named.

“We appreciate Brian’s contributions to Hostess and wish him the best in his future endeavors” commented Andy Callahan. He continued, “Mike, who has been with the Company since 2016, is a strong finance and accounting executive and is well positioned to lead the talented finance organization while we search for a new permanent CFO.”

Conference Call and Webcast
The Company will host a conference call and webcast with an accompanying presentation today, November 9, 2021 at 4:30 p.m. ET to discuss the results for the third quarter. Investors interested in participating in the live call can dial 800-430-8332 from the U.S. and 856-344-9206 internationally. A telephone replay will be available approximately two hours after the call concludes through Tuesday, November 23, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 3009366. The simultaneous, live webcast and presentation will be available on the Investor Relations section of the Company’s website at www.hostessbrands.com. The webcast will be archived for 30 days.

About Hostess Brands, Inc.
Hostess Brands, Inc. is a leading sweet snacks company focused on developing, manufacturing, marketing, selling and distributing snacks in North America sold under the Hostess® and Voortman® brands. The Company produces a variety of new and classic treats including iconic Hostess® Donettes®, Twinkies®, CupCakes, Ding Dongs® and Zingers®, as well as a variety of Voortman® cookies and wafers. For more information about Hostess Brands, Inc. please visit hostessbrands.com.

Forward-Looking Statements
This press release contains statements reflecting the Company's views about its future performance that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. Forward-looking statements are generally identified through the inclusion of words such as “believes,” “expects,” “intends,” “estimates,” “projects,” “anticipates,” “will,” “plan,” “may,” “should,” or similar language. Statements addressing the Company's future operating performance and statements addressing events and developments that the Company expects or anticipates will occur are also considered as forward-looking statements. All forward-looking statements included herein are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

These statements inherently involve risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. These risks and uncertainties include, but are not limited to, maintaining, extending and expanding the Company’s reputation and brand image; protecting intellectual property rights; leveraging the Company’s brand value to compete against lower-priced alternative brands; correctly predicting, identifying and interpreting changes in consumer preferences and demand and offering new products to meet those changes; operating in a highly competitive industry; the continued ability to produce and successfully market products with extended shelf life; the ability to pass cost increases on to our customers; the ability to maintain or add additional shelf or retail space for the Company’s products; our ability to identify or complete strategic acquisitions, alliances, divestitures or joint ventures; our ability to successfully integrate, achieve expected synergies and manage our acquired businesses and brands; the ability to drive revenue growth in key products or add products that are faster-growing and more profitable; adverse impact or disruption to our business caused by COVID-19 or future outbreaks of highly infectious or contagious diseases; volatility in commodity, energy, and other input prices and the ability to adjust pricing to cover increased costs; significant changes in the availability and pricing of transportation; dependence on major customers; increased labor and employee related costs; strikes or work stoppages; product liability claims, product recalls, or regulatory enforcement actions; dependence on third parties for significant services; unanticipated business disruptions; geographic focus could make the Company particularly vulnerable to economic and other events and trends in North America; consolidation of retail customers; unsuccessful implementation of business strategies to reduce costs; increased costs to comply with governmental regulation; failures, unavailability, or disruptions of the Company’s information technology systems; dependence on key personnel or a highly skilled and diverse workforce; the Company’s ability to finance indebtedness on terms favorable to the Company; and other risks as set forth from time to time in the Company’s Securities and Exchange Commission filings.

As a result of a number of known and unknown risks and uncertainties, the Company's actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Risks and uncertainties are identified and discussed in Item 1A-Risk Factors in the Company's Annual Report on Form 10-K/A for 2020 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 to be filed today. All subsequent written or oral forward-looking statements attributable to us or persons acting on the Company's behalf are expressly qualified in their entirety by these risk factors. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events, or otherwise.

HOSTESS BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, amounts in thousands, except shares and per share data)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$228,096	$173,034
Accounts receivable, net	156,720	125,550
Inventories	49,309	49,348
Prepaids and other current assets	7,624	21,614
Total current assets	441,749	369,546
Property and equipment, net	318,492	303,959
Intangible assets, net	1,950,270	1,967,903
Goodwill	706,615	706,615
Other assets, net	17,861	17,446
Total assets	$3,434,987	$3,365,469

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Long-term debt and lease obligations payable within one year	$14,171	$13,811
Tax receivable agreement payments payable within one year	10,000	11,800
Accounts payable	71,139	61,428
Customer trade allowances	55,157	46,779
Warrant liabilities	1,249	861
Accrued expenses and other current liabilities	46,541	55,715
Total current liabilities	198,257	190,394
Long-term debt and lease obligations	1,103,327	1,113,037
Tax receivable agreement obligations	137,274	144,744
Deferred tax liability	315,544	295,009
Other long-term liabilities	1,595	1,560
Total liabilities	1,755,997	1,744,744

Class A common stock, $0.0001 par value, 200,000,000 shares authorized, 132,741,603 issued and 129,170,487 shares outstanding as of September 30, 2021 and 130,791,908 shares issued and 130,347,464 shares outstanding as of December 31, 2020	13	13
Additional paid in capital	1,300,329	1,281,018
Accumulated other comprehensive loss	(4,161)	(10,407)
Retained earnings	438,872	356,101
Treasury stock	(56,063)	(6,000)
Stockholders’ equity	1,678,990	1,620,725
Total liabilities and stockholders’ equity	$3,434,987	$3,365,469

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, amounts in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2021	September 30, 2020	September 30, 2021	September 30, 2020
Net revenue	$287,969	$260,855	$844,875	$760,566
Cost of goods sold	188,990	169,700	545,271	500,700
Gross profit	98,979	91,155	299,604	259,866
Operating costs and expenses:
Advertising and marketing	14,767	11,762	39,692	32,983
Selling expense	8,166	8,675	26,250	39,173
General and administrative	23,565	21,913	69,254	71,261
Amortization of customer relationships	5,877	6,739	17,633	20,333
Business combination transaction costs	—	—	—	4,282
Other operating expense	—	729	—	756
Total operating costs and expenses	52,375	49,818	152,829	168,788
Operating income	46,604	41,337	146,775	91,078
Other expense (income):
Interest expense, net	9,928	10,265	29,899	32,570
Change in fair value of warrant liabilities	228	(2,260)	683	(64,978)
Other expense	378	818	1,808	2,503
Total other expense (income)	10,534	8,823	32,390	(29,905)
Income before income taxes	36,070	32,514	114,385	120,983
Income tax expense	9,878	6,281	31,614	12,022
Net income	26,192	26,233	82,771	108,961
Less: Net income attributable to the non-controlling interest	—	1,368	—	2,860
Net income attributable to Class A stockholders	$26,192	$24,865	$82,771	$106,101

Earnings per Class A share:
Basic	$0.20	$0.20	$0.63	$0.86
Diluted	$0.19	$0.18	$0.60	$0.33
Weighted-average shares outstanding:
Basic	129,846,551	124,905,538	130,679,974	123,889,306
Diluted	138,058,866	127,586,881	138,036,371	126,079,472

HOSTESS BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, amounts in thousands)

	Nine Months Ended
	September 30, 2021	September 30, 2020
Operating activities
Net income	$82,771	$108,961
Depreciation and amortization	37,992	40,999
Debt discount amortization	931	977
Tax receivable agreement remeasurement	—	610
Change in fair value of warrant liabilities	683	(64,978)
Unrealized foreign exchange losses	(177)	1,392
Non-cash lease expense	971	358
Share-based compensation	7,005	6,583
Deferred taxes	18,280	8,575
Loss on sale of assets	—	317
Change in operating assets and liabilities, net of acquisitions and dispositions:
Accounts receivable	(31,240)	(7,106)
Inventories	39	7,462
Prepaids and other current assets	13,991	(4,334)
Accounts payable and accrued expenses	7,949	2,186
Customer trade allowances	8,441	5,989
Net cash provided by operating activities	147,636	107,991

Investing activities
Purchases of property and equipment	(33,360)	(33,382)
Acquisition of business, net of cash acquired	—	(316,013)
Acquisition and development of software assets	(3,330)	(4,994)
Net cash used in investing activities	(36,690)	(354,389)

Financing activities
Repayments of long-term debt and lease obligations	(8,375)	(8,375)
Proceeds from long-term debt origination, net of fees paid	—	136,888
Distributions to non-controlling interest	—	(3,423)
Repurchase of common stock	(50,063)	—
Tax payments related to issuance of shares to employees	(1,277)	(1,383)
Cash received from exercise of options and warrants, net of fees	13,285	565
Payments on tax receivable agreement	(9,270)	(10,327)
Net cash provided by (used in) financing activities	(55,700)	113,945
Effect of exchange rate changes on cash and cash equivalents	(184)	(337)
Net increase (decrease) in cash and cash equivalents	55,062	(132,790)
Cash and cash equivalents at beginning of period	173,034	285,087
Cash and cash equivalents at end of period	$228,096	$152,297

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$29,019	$31,883
Net taxes paid	$1,568	$5,403
Supplemental disclosure of non-cash investing:
Accrued capital expenditures	$5,603	$3,124

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted net revenue, adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income, adjusted net income margin, adjusted EBITDA, adjusted EBITDA margin and adjusted EPS collectively referred to as “Non-GAAP Financial Measures,” are commonly used in the Company's industry and should not be construed as an alternative to net revenue, gross profit, operating income, net income, net income attributed to Class A stockholders or earnings per share as indicators of operating performance (as determined in accordance with GAAP). These Non-GAAP Financial Measures may not be comparable to similarly titled measures reported by other companies. The Company has included these Non-GAAP Financial Measures because it believes the measures provide management and investors with additional information to measure the Company's performance, estimate the Company's value and evaluate the Company's ability to service debt.
Non-GAAP Financial Measures are adjusted to exclude certain items that affect comparability. The adjustments are itemized in the tables below. You are encouraged to evaluate these adjustments and the reason the Company considers them appropriate for supplemental analysis. In evaluating adjustments, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments set forth below. The presentation of Non-GAAP Financial Measures should not be construed as an inference that future results will be unaffected by unusual or recurring items.
The Company defines adjusted EBITDA as net income adjusted to exclude (i) interest expense, net, (ii) depreciation and amortization (iii) income taxes and (iv) share-based compensation, as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of the Company's results as reported under GAAP. For example, adjusted EBITDA:
•does not reflect the Company's capital expenditures, future requirements for capital expenditures or contractual commitments;
•does not reflect changes in, or cash requirements for, the Company's working capital needs;
•does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debt; and
•does not reflect payments related to income taxes, the tax receivable agreement or distributions to the non-controlling interest to reimburse its tax liability.

HOSTESS BRANDS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, amounts in thousands, except percentages and per share data)

	Three Months Ended September 30, 2021
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$98,979	34.4%	$46,604	$26,192	9.1%	$0.19
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	(249)	(0.1)	—
Project consulting costs	—	—	1,604	1,604	0.6	0.01
Change in fair value of warrant liabilities	—	—	—	228	0.1	—
Other (1)	370	0.1	1,185	1,810	0.6	0.01
Tax impact of adjustments	—	—	—	(674)	(0.2)	—
Adjusted Non-GAAP results	$99,349	34.5%	$49,393	28,911	10.1	$0.21

Income tax				10,552	3.7
Interest expense				9,928	3.4
Depreciation and amortization				12,769	4.4
Share-based compensation				2,642	0.9
Adjusted EBITDA				$64,802	22.5%
(1) Costs related to certain corporate initiatives, of which $0.4 million is included in cost of goods sold, $0.8 million is included in general and administrative and $0.6 million is included in other non-operating expenses.

	Three Months Ended September 30, 2020
	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$91,155	35.0%	$41,337	$26,233	10.1%	$0.18
Non-GAAP adjustments:
Foreign Currency impacts	—	—	—	398	0.2	—
Acquisition, disposal and integration related costs (1)	—	—	1,556	1,556	0.6	0.01
Tax receivable agreement remeasurement	—	—	610	610	0.2	0.01
Change in fair value of warrant liabilities	—	—	—	(2,260)	(0.9)	—
Other	—	—	120	541	0.2	—
Remeasurement of deferred taxes	—	—	—	(1,222)	(0.5)	(0.01)
Tax impact of adjustments	—	—	—	(601)	(0.2)	—
Adjusted Non-GAAP results	$91,155	35.0%	$43,623	25,255	9.7	$0.19

Income tax				8,104	3.1
Interest expense				10,265	3.9
Depreciation and amortization				14,522	5.6
Share-based compensation				2,080	0.8
Adjusted EBITDA				$60,226	23.1%

(1) Acquisition, disposal and integration operating costs are included in general and administrative expenses on the consolidated statement of operations.

	Nine Months Ended September 30, 2021
	Net Revenue	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$844,875	$299,604	35.5%	$146,775	$82,771	9.8%	$0.60
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	—	(178)	—	—
Project consulting costs	—	—	—	2,503	2,503	0.3	0.02
Change in fair value of warrant liabilities	—	—	—	—	683	0.1	—
Other (1)	—	528	—	1,352	3,334	0.4	0.03
Tax impact of adjustments	—	—	—	—	(1,102)	(0.1)	(0.01)
Adjusted Non-GAAP results	$844,875	$300,132	35.5%	$150,630	88,011	10.5	$0.64

Income tax					32,716	3.9
Interest expense					29,899	3.5
Depreciation and amortization					37,992	4.5
Share-based compensation					7,005	0.8
Adjusted EBITDA					$195,623	23.2%
(1) Costs related to certain corporate initiatives, of which $0.5 million is included in cost of goods sold, $0.8 million is included in general and administrative and $2.0 million is included in other non-operating expenses.

	Nine Months Ended September 30, 2020
	Net Revenue	Gross Profit	Gross Margin	Operating Income	Net Income	Net Income Margin	Diluted EPS
GAAP Results	$760,566	$259,866	34.2%	$91,078	$108,961	14.3%	$0.33
Non-GAAP adjustments:
Foreign currency impacts	—	—	—	—	1,394	0.2	0.01
Acquisition, disposal and integration related costs (1)	6,821	7,963	0.7	28,857	28,857	3.6	0.22
Facility transition costs	—	3,681	0.5	5,710	5,710	0.8	0.04
Tax receivable agreement remeasurement	—	—	—	610	610	0.1	—
COVID-19 Costs (2)	—	2,082	0.3	2,388	2,388	0.3	0.02
Change in fair-value of warrant liabilities	—	—	—	—	(64,978)	(8.5)	—
Other	—	—	—	100	1,217	0.2	0.01
Remeasurement of tax liabilities	—	—	—	—	(1,222)	(0.2)	(0.01)
Tax impact of adjustments	—	—	—	—	(9,894)	(1.4)	(0.08)
Adjusted Non-GAAP results	$767,387	$273,592	35.7%	$128,743	73,043	9.4	$0.54

Income tax					23,138	3.0
Interest expense					32,570	4.3
Depreciation and amortization					40,999	5.4
Share-based compensation					6,582	0.9
Adjusted EBITDA					$176,332	23.0%
(1) Acquisition, disposal and integration operating costs include $8.0 million of selling expense, $8.6 million of general and administrative expenses and $4.3 million of business combination transaction costs on the consolidated statement of operations.
(2) COVID-19 costs are included in general and administrative expenses on the consolidated statement of operations. Total COVID-19 non-GAAP adjustments primarily consist of costs of incremental cleaning and sanitation, personal protective equipment and employee bonuses.